[__], 2015

ETRE REIT, LLC

SERIES A-1 COMMON SHARES

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FORM OF REGISTRATION RIGHTS AGREEMENT

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This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of [___], 2015, by and among ETRE REIT, LLC, a Delaware series limited liability company (the "Company"), with respect to itself and with respect to Series A-1, a separate series thereof (the "A-1 Series"), and Lincoln Street Holdings, LLC, a Delaware limited liability company ("Lincoln Street Holdings"). Lincoln Street Holdings and its permitted assignees are collectively referred to herein as the "Holders" and each individually as a "Holder."
R E C I T A L S
WHEREAS, the A-1 Series, Lincoln Street Holdings and Lincoln Street Mezz, LLC, a Delaware limited liability company wholly-owned by Lincoln Street Holdings ("Lincoln Street Mezz"), are parties to that certain Contribution Agreement, dated as of March 27, 2015 (the "Contribution Agreement"), pursuant to which, in conjunction with the closing of the initial public offering (the "IPO") of Series A-1 common shares of the Company ("Common Shares"), (i) the A-1 Series is acquiring 48.88% of the outstanding equity interests of Lincoln Street Mezz, (ii) Lincoln Street Mezz is converting from a Delaware limited liability company into ETRE Property A-1, L.P., a Delaware limited partnership (the "Operating Partnership"), and (iii) the A-1 Series, Lincoln Street Manager, LLC, a Delaware limited liability company, and Lincoln Street Holdings are entering into that certain Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof, as amended, supplemented and restated from time to time (the "OP Agreement");
WHEREAS, upon the completion of the foregoing transactions, Lincoln Street Holdings will own [number] units of limited partnership interest in the Operating Partnership (together with any additional units of limited partnership interest in the Operating Partnership acquired by Lincoln Street Holdings under the Contribution Agreement after the date of this Agreement, the "OP Units"), which OP Units will, pursuant to the terms of the OP Agreement, be redeemable for cash or, at the option of the A-1 Series, in its capacity as one of the general partners of the Operating Partnership (the “REIT General Partner”), exchangeable for Common Shares (collectively, upon exchange of the OP Units, the “Exchange Shares”); and
WHEREAS, in connection with the foregoing transactions, the Company and the A-1 Series have agreed to provide the registration rights set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
1.    Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

"A-1 Series" has the meaning set forth in the preamble.
"Advice" has the meaning set forth in Section 4(c).
"Affiliate" of any Person means any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. In the case of a natural Person, his or her Affiliates include members of such Person's immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family or natural lineal descendants.
"Agreement" has the meaning set forth in the preamble.
"Board" means the Board of Directors of the Company.
"Business Day" means any day other than a Saturday, a Sunday or any day on which banks located in New York, New York are authorized or obliged to close.
"Commission" means the United States Securities and Exchange Commission.
"Common Shares" has the meaning set forth in the recitals hereto.
"Contribution Agreement" has the meaning set forth in the recitals hereto.
"Company" has the meaning set forth in the preamble.
"Demand Date" means the later of (i) 180 days after the consummation of the IPO and (ii) the Redemption Right Date.
"Demand Registration" has the meaning set forth in Section 2(b).
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.
“Exchange Shares” has the meaning set forth in the recitals hereto.
"FINRA" means Financial Industry Regulatory Authority.
"Holders" has the meaning set forth in the preamble.
"IPO" has the meaning set forth in the recitals hereto.
"Issuer Free Writing Prospectus" has the meaning set forth in Section 4(w).
"Lincoln Street Holdings" has the meaning set forth in the preamble.
"Lincoln Street Mezz" has the meaning set forth in the recitals hereto.
"Long-Form Registration" has the meaning set forth in Section 2(a).
"OP Agreement" has the meaning set forth in the recitals hereto.
"OP Units" has the meaning set forth in the recitals hereto.
"Operating Partnership" has the meaning set forth in the recitals hereto.
"Person" means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity or any department, agency or political subdivision thereof.
"Redemption Right Date" shall have the meaning set forth in the OP Agreement.
"Register," "registered" and "registration" refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.
"Registrable Securities" means (i) any Exchange Shares issued or issuable to any Holder pursuant to any exchange of OP Units pursuant to the OP Agreement, and (ii) any Common Shares issued, issuable, exchanged or exchangeable in respect of OP Units upon any share split, share dividend, recapitalization, share distribution, reorganization, combination of shares, merger, consolidation, or other similar event; provided, however, that Registrable Securities shall not include any securities referred to in clauses (i) or (ii) if (A) the Holder of such securities may resell such securities pursuant to Rule 144 (or any successor rule) under the Securities Act without the requirement for the Company to be in compliance with the current public information required thereunder and without any volume restrictions, manner of sale requirements or notice requirements set forth in such Rule, (B) the sale of such securities has been registered pursuant to the Securities Act and such sale has been consummated or (C) the securities have been Transferred in a transaction in which registration rights are not Transferred pursuant to Section 8(e) hereof.
"Registration Expenses" shall have the meaning set forth in Section 5 hereof.
"Registration Statement" means any registration statement of the Company on Form S‑11 (or, if the Company is then eligible to use such form, Form S-3) or any successor or similar forms which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.
“REIT General Partner” has the meaning set forth in the recitals hereto.
"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.
"Short-Form Registration" has the meaning set forth in Section 2(b).
"Transfer" means any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any security), assignment, pledge, hypothecation, mortgage, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other transfer of interest, in whole or in part, whether in a single transaction or a series of related transactions and whether voluntarily or involuntarily or by operation of law or at a judicial sale or otherwise.
2.    Demand Registrations.

(a)Long-Form Registration. At any time after the Demand Date, Holders holding a 10% or more of the Registrable Securities then held by the Holders (determined as if all of the OP Units held by any Holder have been exchanged for Registrable Securities) may request registration under the Securities Act of their Registrable Securities on Form S-11 or any similar long-form registration statement (each such registration, a "Long‑Form Registration"); provided that the aggregate value of all Registrable Securities and any other securities to be sold is at least equal to $5 million. Each request for a Long-Form Registration shall specify the approximate number of Registrable Securities required to be registered by such Holders. Upon receipt of any such request, the A-1 Series shall promptly (but in no event later than 5 days following receipt thereof) deliver notice of such request to all other Holders holding Registrable Securities who shall then have 30 days from the date that such notice is given to notify the A-1 Series in writing of their desire to include any of their Registrable Securities in such registration. The Company shall, as expeditiously as possible, cause a Registration Statement on Form S-11 (or any similar long-form registration statement) to be prepared and filed within 45 days after the date on which the initial request is made by the Holders holding 10% or more of the Registrable Securities in accordance with this Section 2(a), and, subject to Section 4(b), shall use its reasonable best efforts to cause such Registration Statement to be declared and kept effective by the Commission as soon as practicable thereafter.

(b)Short-Form Registration. After the consummation of the IPO, the Company shall use its reasonable best efforts to qualify and remain qualified to register securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any similar short-form registration statement. Following the Demand Date, and at such time as the Company shall have qualified for the use of a Registration Statement on Form S-3 or any similar short-form registration statement, Holders holding 10% or more of the Registrable Securities then held by the Holders (determined as if all of the OP Units held by any Holder have been exchanged for Registrable Securities) may request registration under the Securities Act of their Registrable Securities on Form S-3 or any similar short-form registration statement (each such registration, a "Short-Form Registration" and, together with each Long-Form Registration, a "Demand Registration"); provided that the aggregate value of all Registrable Securities and any other securities to be sold is at least equal to $1 million. Each request for a Short-Form Registration shall specify the approximate number of Registrable Securities requested to be registered by such Holders. Upon receipt of any such request, the A-1 Series shall promptly (but in no event later than 5 days following receipt thereof) deliver notice of such request to all other Holders holding Registrable Securities who shall then have 10 days from the date such notice is given to notify the A-1 Series in writing of their desire to be included in such registration. The Company shall, as expeditiously as possible, cause a Registration Statement on Form S-3 (or any similar short-form registration statement) to be prepared and filed within 30 days after the date on which the initial request is made by the Holders holding 10% or more of the Registrable Securities in accordance with this Section 2(b), and, subject to Section 4(b), shall use its reasonable best efforts to cause such Registration Statement to be declared and kept effective by the Commission as soon as practicable thereafter.

(c)Limitations.

(i)The Holders as a group shall not be entitled to exercise a Demand Registration right more than one time during any calendar quarter; provided, that a Registration Statement shall not count as a Demand Registration requested under Section 2(a) or Section 2(b) unless and until it has become effective.

(ii)If the Company's Board determines in its reasonable good faith judgment that the exercise of a Demand Registration under Section 2(a) or Section 2(b) would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the A-1 Series, or (ii) require premature disclosure of material non-public information that the A-1 Series has a bona fide business purpose for preserving as confidential, then, the Holders seeking to exercise such Demand Registration right under Section 2(a) or Section 2(b), upon receipt of a written certification from the Company’s Chief Executive Officer of such determination by the Company’s Board including a general statement of the reasons for suspension and an approximation of the period of the anticipated delay, the rights of the Holders under Section 2(a) or Section 2(b) shall be suspended until the date upon which the Company notifies the Holders in writing that the suspension of such rights for the grounds set forth in this Section 2(c)(ii) is no longer necessary; provided, however, that no such suspension shall be longer than 75 days; and provided further, that the Company shall not exercise the right to suspend an offering pursuant to this Section 2(c)(ii) more than once in any twelve (12) month period; and provided further, that the Company shall not be entitled to suspend an offering pursuant to this Section 2(c)(ii) unless it shall concurrently (A) prohibit sales by all other holders of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) under registration statements covering such securities held by such other security holders, and (B) forbid the purchases and sales of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) in the open market by directors and executive officers of the Company. If the Company shall so suspend the filing of a Registration Statement in accordance with this Section 2(c)(ii), the Holders shall have the right to withdraw the request for registration by giving written notice to the Company at any time after receipt of the notice of suspension (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of Demand Registrations to which the Holders are entitled pursuant to Section 2(c)(i) in any calendar quarter); provided, that in such event the Holders initiating such Demand Registration shall be withdrawn, the A-1 Series shall pay all registration expenses in connection with such withdrawn request for registration.

(d)Underwriting. If the Holders initially requesting a Demand Registration elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the A-1 Series as a part of their request made pursuant to Section 2(a) or Section 2(b), and the A-1 Series shall include such information in its notice to the other Holders holding Registrable Securities. The Holders initially requesting the Demand Registration shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering; provided, that such selection shall be subject to the consent of the A-1 Series, which consent shall not be unreasonably withheld or delayed.

(e)Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of Holders holding 10% or more of the Registrable Securities included in such Demand Registration who initially requested such registration, which consent shall not be unreasonably withheld or delayed. If a Demand Registration involves an underwritten offering and the managing underwriter of the requested Demand Registration advises the Company and those Persons participating in such offering in writing in its good faith opinion that: the number of Common Shares proposed to be included in the Demand Registration, including all Registrable Securities and (subject to the consent right in the immediately preceding sentence) any other Common Shares proposed to be included in such underwritten offering, (A) exceeds the number of Common Shares which can be sold in such underwritten offering, or (B) would adversely affect the price per share of the Common Shares proposed to be sold in such underwritten offering, then, in either instance, the Company shall include in such Demand Registration (X) first, the number of Registrable Securities that the Holders participating in such offering propose to sell, and (Y) (i) second, the number of Common Shares proposed to be included therein by any other Persons (including Common Shares to be sold for the account of the Company and/or other holders of Common Shares) allocated among such Persons in such manner as such other Persons and the managing underwriter may agree; or (ii) the Company shall allocate such number of Common Shares proposed to be included therein by other Persons in the Demand Registration pro rata among such respective Persons participating in the Demand Registration on the basis of the number of Common Shares owned by such Persons as compared to the aggregate number of Common Shares held by all Persons (in each case, excluding the Holders).

3.    Market Stand-off.

(a)Lockup Agreement. To the extent not inconsistent with applicable law, each Holder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of Common Shares, or any securities, options or rights convertible into or exchangeable or exercisable for Common Shares (including, without limitation, the OP Units), during the 180-day period beginning on the effective date of the IPO, unless expressly authorized by the underwriters managing the IPO. Notwithstanding, the foregoing, nothing in this Section 3(a) shall in any way restrict, limit or otherwise prevent any of the Holders from transferring all or a portion of its Partnership Interest (as defined in the OP Agreement) to a Permitted Transferee (as defined in the OP Agreement) under sub-sections (a) through (d) of such definition, so long as such new Holder agrees to be bound to this Section 3(a) by executing the joinder in Exhibit A hereto.

(b)Stop Transfer Instructions. The Company may impose, and the A-1 Series, in its capacity as a general partner of the Operating Partnership, may cause the Operating Partnership to impose, stop transfer instructions with respect to Registrable Securities or other securities subject to the restrictions set forth in Section 3(a) until the end of the relevant period.

(c)Blackout Period. The Company agrees not to effect any public sale or distribution of Common Shares, or any securities convertible into or exchangeable or exercisable for Common Shares, during the seven days prior to and during the 90-day period beginning on the effective date of any underwritten Demand Registration (except as part of such underwritten registration or offering or pursuant to registrations on Form S-8 or any successor or similar form), unless the underwriters managing the registered public offering otherwise agree.

4.    Registration Procedures. In connection with any Registration Statement filed pursuant to Section 2, the following provisions shall apply:

(a)    Copies of Registration Statement. The A-1 Series shall furnish as promptly as practicable to each selling Holder, prior to the Company filing a Registration Statement or any supplement or amendment thereto, a copy of such Registration Statement, supplement or amendment as it is proposed to be filed, and after such filing such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as each Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such selling Holder.

(b)    Effectiveness. Once a Registration Statement has been declared effective, the Company shall use its reasonable best efforts to cause such Registration Statement to remain effective and in compliance with the applicable securities laws, including causing the Registration Statement to not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and preparing and filing any amendments, supplements or post-effective amendments necessary for that purpose until the earlier of (i) not less than 180 days from the date of effectiveness or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer, or (ii) the date on which all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act).

(c)    General Notification. The A-1 Series shall promptly advise the selling Holders, and, if requested by such Holders, confirm such advice in writing:

(i)when the Registration Statement or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(iii)of any notification by the Commission whether there will be a "review" of such Registration Statement;

(iv)of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(v)of any comments (oral or written) by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto;

(vi)of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(vii)of any other information which reasonable be deemed to be material to the selling Holders in connection with their proposed registration and disposition of the Registrable Securities covered by such Registration Statement.

Each Holder agrees that upon receipt of any written notice of the A-1 Series pursuant to paragraphs (ii) through (vi) of Section 4(c) hereof, such Holder shall discontinue offering such Registrable Securities pursuant to the Registration Statement until such Holder's receipt of copies of the supplemented or amended prospectus contemplated by Section 4(d) hereof, or until advised in writing (the "Advice") by the A-1 Series that the use of the applicable prospectus may be resumed. If the A-1 Series shall give any notice under Section 4(c)(ii) through (vi) during the registration period, such registration period shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by the Registration Statement shall have received (x) the copies of the supplemental or amended prospectus contemplated by Section 4(d) (if an amended or supplemental prospectus is required) or (y) the Advice (if no amended or supplemental prospectus is required).
(d)    Notification of Stop Orders; Suspensions of Qualifications and Exemptions. Upon the occurrence of any event contemplated by paragraphs (ii) through (vi) of Section 4(c) hereof during the period for which the Company is required to maintain an effective Registration Statement, the Company shall (A) use its reasonable best efforts to prevent the issuance of a stop order, and in the event of such issuance, to obtain the withdrawal of any stop order or order suspending the effectiveness of the Registration Statement and (B) prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus or file any other required document as soon as possible so that, as thereafter delivered to purchasers of the Registrable Securities, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will comply with the Securities Act and the rules promulgated thereunder.

(e)    Copies of the Registration Statement. The A-1 Series will furnish to each Holder included within the coverage of the Registration Statement, without charge to such Holder, copies of the Registration Statement and any amendment thereto, including financial statements and schedules, and, if any Holder so requests, all exhibits (including those incorporated by reference) in such number as such Holder may reasonably request from time to time.

(f)    Copies of the Prospectus. The A-1 Series will deliver to each Holder included within the coverage of the Registration Statement, without charge to such Holder, as many copies of the prospectus (including each preliminary prospectus) included in the Registration Statement and any amendment or supplement thereto as each such Holder may reasonably request; and the Company consents to the use of the prospectus or any amendment or supplement thereto by each Holder in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto.

(g)    Blue Sky. Prior to any public offering of Registrable Securities pursuant to a Registration Statement, the Company shall use its reasonable best efforts to register or qualify (or seek an exemption from registration or qualification) or cooperate with each Holder selling Registrable Securities pursuant to such Registration Statement and their respective counsel in connection with the registration or qualification of such securities for offer and sale under the securities laws of such jurisdictions as such counsel reasonably requests in writing on behalf of such Holder and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company will not be required to qualify to do business or to qualify as a dealer in securities in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject.

(h)    Certificates. The Company shall cooperate with each Holder to facilitate the timely, in the case of beneficial interests in Registrable Securities held through a depositary, Transfer of such equivalent Registrable Securities with an unrestricted CUSIP, or, in the case of certificated shares, preparation and delivery of certificates representing Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and registered in such names as such Holder may request in writing prior to sales of Registrable Securities pursuant to the Registration Statement.

(i)    SEC Compliance; Earnings Statement. The Company shall use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and shall make generally available to its Holders, as soon as reasonably practicable, but in any event not later than 18 months after the effective date of the applicable Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of such Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.

(j)    Holder Information. It shall be a condition precedent to the obligations of the Company or the A-1 Series to take any action pursuant to Section 2 herein with respect to the Registrable Securities of any Holder that such Holder shall furnish to the A-1 Series such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder's Registrable Securities.

(k)    Agreements. The Company and/or the A-1 Series shall enter into such customary agreements (including, if requested, an underwriting agreement in customary form) and take all such other action, if any, as the Holders that hold 10% or more of the Registrable Securities being sold or the managing underwriters (if any) shall reasonably request in order to facilitate the disposition of Registrable Securities pursuant to the Registration Statement.

(l)    Legal Opinion; Certificates; Cold Comfort Letter. The Company and/or the A-1 Series, if requested by those Holders that together hold 10% or more of the Registrable Securities being sold or the managing underwriters (if any) in connection with the Registration Statement, shall cause (i) its counsel to deliver an opinion relating to the Registration Statement and the Registrable Securities, in customary form (and covering such matters of the type customarily covered by legal opinions of such nature) addressed to the selling Holders and the managing underwriters (if any), and dated the effective date of such Registration Statement; (ii) its officers to execute and deliver all customary documents and certificates; and (iii) its independent public accountants to provide a "cold comfort" letter in customary form (and covering such matters of the type customarily covered by a "cold comfort" letter).

(m)    Listing. The Company shall use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be listed on each securities exchange, if any, on which the Common Shares are then listed.

(n)    Due Diligence. For a reasonable period prior to the filing of a Registration Statement pursuant to this Agreement, the Company and the A-1 Series shall make available for inspection and copying by any Holder or underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other information and books and records and pertinent corporate documents of the Company associated with the A-1 Series or of the A-1 Series, and cause the Company's and the A-1 Series' officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement, as will be reasonably necessary in the judgment of such persons, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that if requested by the Company or the A-1 Series, each Holder will enter into a confidentiality agreement with the Company and the A-1 Series prior to participating in the preparation of the Registration Statement or the Company's or the A-1 Series' release or disclosure of material non-public information to such Holder.

(o)    Participation. No Holder may participate in any registration hereunder which is underwritten unless such Holder agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting arrangements approved by the Holders entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or "green shoe" option requested by the managing underwriter(s); provided that no Holder will be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration).

(p)    10b-5 Notification. The A-1 Series shall promptly notify in writing each selling Holder and the managing underwriter of the offering in which Registrable Securities are being sold pursuant to any Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act upon discovery that, or upon the happening of an event as a result of which, any prospectus included in such Registration Statement (or amendment or supplement thereto) contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and the Company will promptly prepare a supplement or amendment to such prospectus and file it with the Commission (in any event no later than four days following notice of the occurrence of such event to each selling Holder and the managing underwriter) so that after delivery of such prospectus, as so amended or supplemented, to the purchasers of such Registrable Securities, such prospectus, as so amended or supplemented, will not contain an untrue statement or a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(q)    Other Approvals. The Company and the A-1 Series shall each use their respective reasonable best efforts in order to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Holders and underwriters to consummate the disposition of the Registrable Securities.

(r)    FINRA. The Company and the A-1 Series shall each cooperate with each Holder and each underwriter participating in the disposition of such Registrable Securities and underwriters' counsel in connection with any filings required to be made with FINRA.

(s)    Road Show. The Company and the A-1 Series shall each cause the appropriate officers as are requested by a managing underwriter to participate in a "road show" or similar marketing effort being conducted by such underwriter with respect to an underwritten public offering.

(t)    Transfer Agent, Register and CUSIP. The Company shall provide a transfer agent and register for all Registrable Securities pursuant hereto and a CUSIP number for all such Registrable Securities, in each case, no later than the effective date of registration.

(u)    Other Actions. Each of the Company and the A-1 Series shall use its reasonable best efforts to take all other actions necessary to effect the registration of the Registrable Securities contemplated hereby.

(v)    Notice to Discontinue. Each Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to this Agreement agrees that, upon receipt of written notice from the A-1 Series of the happening of an event of the kind described in Section 4(p), such Holder will forthwith discontinue the disposition of Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(p) or until it is advised in writing by the A-1 Series that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference into the prospectus, and, if so directed by the A-1 Series in the case of an event described in Section 4(p), such Holder will deliver to the A-1 Series (at the A-1 Series' expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the A-1 Series gives any such notice, the Company will extend the period during which such Registration Statement is to be maintained effective by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(p) to and including the date when the Holder will have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 4(p).

(w)    Free Writing Prospectuses. Each Holder agrees that, unless it obtains the prior consent of the A-1 Series and any managing underwriter, it will not make any offer relating to the Registrable Securities that would constitute an "issuer free writing prospectus," as defined in Rule 433 under the Securities Act (an "Issuer Free Writing Prospectus"), or that would otherwise constitute a "free writing prospectus," as defined in Rule 405 under the Securities Act, required to be filed with the Commission.

5.Registration Expenses. The A-1 Series shall bear all expenses incurred in connection with the performance of its or the Company's obligations under this Agreement (except as otherwise provided in the proviso to this Section 5) (collectively, "Registration Expenses"); provided, however, that Registration Expenses shall not include (i) underwriting or sales fees, discounts and commissions, (ii) any fees, expenses and disbursements of legal counsel to any Holder, and (iii) any transfer taxes relating to the sale or disposition of the Registerable Shares by any Holder.

6.Certain Limitations on Registration Rights. No Holder may participate in any Registration Statement hereunder unless such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of underwriting arrangements which are entered into in connection with such Registration Statement and agrees to sell such Holder's Registrable Securities on the basis provided in any underwriting agreement approved by the Holder or Holders entitled hereunder to approve such arrangements.

7.Indemnification.

(a)Indemnification by the A-1 Series. The A-1 Series shall, notwithstanding termination of this Agreement, indemnify and hold harmless to the full extent permitted by applicable law, each of the Holders named in any Registration Statement filed pursuant to this Agreement and the officers and directors of such Holders and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Holder or such other Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Securities were registered under the Securities Act, or any preliminary, final or summary prospectus contained therein or furnished by the A-1 Series to any such Holder, or any Issuer Free Writing Prospectus related to such registration, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and, in any such case, the A-1 Series shall reimburse such Holder for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the A-1 Series shall not be required to indemnify any such person pursuant to this Section 7(a) to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon (i) fraud or dishonesty or an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or preliminary, final or summary prospectus, or Issuer Free Writing Prospectus, or amendment or supplement thereto, that was furnished in writing to the A-1 Series by such Person expressly for inclusion in the Registration Statement, or preliminary, final or summary prospectus, or Issuer Free Writing Prospectus, or amendment or supplement thereto, or (ii) the use by any such Person of a prospectus in violation of any stop order or other suspension of the Registration Statement of which the A-1 Series made the Holder or other holder of Registrable Securities aware in writing.

(b)Indemnification by Holders. Each Holder of Registrable Securities included in any Registration Statement filed pursuant to this Agreement shall, notwithstanding termination of this Agreement, severally and not jointly, (i) indemnify and hold harmless the A-1 Series, the Company, the Company's officers and directors, each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and all other Holders against any losses, claims, damages or liabilities to which the A-1 Series, the Company, the Company's officers or directors, such controlling persons or such other Holders may become subject under the Securities Act, the Exchange Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any preliminary, final or summary prospectus contained therein or furnished by the A-1 Series to any such Holder, or any Issuer Free Writing Prospectus related to such registration, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was furnished in writing to the A-1 Series by such Holder expressly for inclusion in the Registration Statement, or preliminary, final or summary prospectus, or Issuer Free Writing Prospectus, or amendment or supplement thereto, and (ii) reimburse the A-1 Series for any legal or other expenses reasonably incurred by the A-1 Series in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that no such Holder shall be required to undertake liability to any Person under this Section 7(b) for any amounts in excess of the dollar amount of the net proceeds actually received by such Holder from the sale of such Holder's Registrable Securities pursuant to such Registration Statement and such undertaking shall be several, not joint and several, among such Holders.

(c)Indemnification Procedures. Promptly after receipt by an indemnified party under Section 7(a) or 7(b) hereof of written notice of the commencement of any action or threat thereof, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party pursuant to the indemnification provisions of or contemplated by this Section 7, notify such indemnifying party in writing of the commencement of such action or threat; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under the indemnification provisions of or contemplated by Section 7(a) or 7(b) hereof and unless and to the extent such indemnifying party is materially prejudiced by such failure. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party's prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. Such indemnifying party shall not enter into any settlement with a party unless such settlement (i) includes an unconditional release of each indemnified party with respect to any and all claims against each indemnified party and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party or commit any indemnified party to take or refrain from taking any action. An indemnified party shall not enter into any settlement without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

(d)Contribution if Indemnification Against Public Policy. Each party hereto agrees that, if an indemnification provision contemplated by Section 7(a) or 7(b) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 7(d) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, the liability of any Holder hereunder this Section 7(d) shall be limited to the amount of net proceeds received by such Holder in the offering giving rise to such liability, less any amounts paid pursuant to Section 7(b). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders' obligations in this Section 7(d) to contribute shall be several in proportion to the principal amount of Registrable Securities registered by them severally and not jointly.

(e)Obligations Not Exclusive. The obligations of the Holders contemplated by this Section 7 shall be in addition to any liability which the respective Holder may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

8.Miscellaneous.

(a)Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, unless the Company and the A-1 Series have obtained the written consent of the Holders holding a majority of the Registrable Securities then outstanding (determined as if all of the OP Units held by any Holder have been exchanged for Registrable Securities); provided, however, that the consent of the Holders shall not be required to include as a party hereto any transferee of OP Units from a Holder in connection with a Transfer of OP Units, as contemplated by Section 8(e).

(b)Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as expressly contemplated hereby, there are no third party beneficiaries having rights under or with respect to this Agreement.

(c)Term and Termination. This Agreement may be terminated at any time by an instrument in writing signed by all of the parties hereto. This Agreement shall terminate automatically as to any Holder that no longer holds OP Units or Registrable Securities; provided, however, that such Holder's lockup agreement obligations under Section 3(a) and indemnification and contribution obligations under Section 7 shall survive any such termination. The Company and the A-1 Series shall have no further obligations pursuant to this Agreement at such time as the Holders no longer hold any OP Units and no Registrable Securities are outstanding; provided, however, that the A-1 Series' indemnification and contribution obligations under Section 7 shall survive any such termination.

(d)Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, e-mail, or air courier guaranteeing overnight delivery:

(i)if by the Company to Lincoln Street Holdings, as set forth below:
Lincoln Street Holdings, LLC
[_____________]
[_____________]
, or to such address that such Holder may subsequently notify the Company in writing
(ii)if by the Company to any other Holder, then to the address set forth in such Holder's joinder in the form attached hereto as Exhibit A, as applicable, or to such address that such Holder may subsequently notify the Company in writing,

(iii)if by a Holder to the Company, as set forth below:

c/o ETRE Financial, LLC
44 Wall Street
New York, New York 10005

with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Jay L. Bernstein and Per B. Chilstrom
Facsimile No.: (212) 878-8375
Telephone No.: (212) 878-8000

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five Business Days after being deposited in the United States mail, if being mailed by first class mail; two Business Days after being delivered via a next-day air courier; when receipt is acknowledged by the recipient's fax machine, if faxed; and on the date sent by e-mail (with confirmation of delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.
(e)Successors and Assigns; Assignment.

(i)This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted assigns.

(ii)Upon compliance with the provisions of the OP Agreement, the rights, interests and obligations hereunder may be transferred with a Transfer of the OP Units so long as the transferee agrees in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A.

(iii)Neither the Company nor the A-1 Series may assign any of its respective obligations, rights or interests hereunder without the prior written consent of the Holders representing a majority of the Registrable Securities then outstanding (determined as if all of the OP Units held by any Holder have been exchanged for Registrable Securities).

(f)Submission to Jurisdiction; No Jury Trial. (i) Each party submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(i)THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all action that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an action, this Agreement may be filed as a written consent to trial by a court.

(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

(i)Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j)Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal or state law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

(k)Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

[REST OF PAGE DELIBERATELY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
ETRE REIT, LLC, with respect to itself

By:	____________________
Name: Paul Frischer
Title: President and Chief Executive Officer

ETRE REIT, LLC, with respect to SERIES A-1, a separate series thereof

By:	____________________
Name: Paul Frischer
Title: President and Chief Executive Officer
LINCOLN STREET HOLDINGS, LLC
By: _____________________
Name:
Title:

EXHIBIT A

JOINDER TO REGISTRATION RIGHTS AGREEMENT
This Joinder Agreement (this "Joinder Agreement") is made as of the date written below by the undersigned (the "Joining Party") in accordance with the Registration Rights Agreement dated as of [•] (the "Registration Rights Agreement") among ETRE REIT, LLC, a Delaware series limited liability company, with respect to itself and to Series A-1, a separate series thereof, and Lincoln Street Holdings, LLC, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof and shall have all of the rights and obligations of a "Holder" thereunder. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date: ___________ ___, ______
[NAME OF JOINING PARTY]

By: ________________
Name:
Title:
Address for Notices: